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Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF APRIL 10, 2007

to

INDENTURE

dated as of May 7, 2002

among

COORS BREWING COMPANY,

Issuer

THE GUARANTORS NAMED THEREIN

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

        FOURTH SUPPLEMENTAL INDENTURE, dated as of April 10, 2007 (this "Fourth Supplemental Indenture") to the Indenture dated as of May 7, 2002, as supplemented by the Third Supplemental Indenture thereto dated February 17, 2005, the Second Supplemental Indenture thereto dated as of October 3, 2003 and the First Supplemental Indenture thereto dated as of May 7, 2002 (collectively, the "Original Indenture" and, together with this Fourth Supplemental Indenture, the "Indenture"), among Coors Brewing Company, a Colorado corporation (the "Company"), Molson Coors Brewing Company (f/k/a Adolph Coors Company), a Delaware corporation (the "Parent Guarantor"), Coors Distributing Company, a Colorado Corporation, Coors International Market Development, L.L.L.P., a Colorado limited liability partnership, Coors Worldwide, Inc., a Colorado corporation and Coors Global Properties, Inc. (f/k/a Coors Caribe, Inc.), a Colorado corporation, Coors Intercontinental, Inc., a Colorado corporation, Coors Brewing Company International, Inc., a Colorado corporation, and Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company,(collectively, the "Subsidiary Guarantors" and, together with the Parent Guarantor, the "Guarantors") and Deutsche Bank Trust Company Americas, a New York banking corporation (the "Trustee"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Original Indenture.

        WHEREAS, on April 10, 2007, Coors Worldwide, Inc., Coors Intercontinental, Inc. and Coors Brewing Company International, Inc. (together, the "Merged Guarantors") merged (the "Merger") with and into Molson Coors International L.P., a Delaware corporation ("MCIL");

        WHEREAS, pursuant to Section 5.01 of the Original Indenture, the Securities issued pursuant to the Indenture shall be guaranteed by certain Subsidiaries of the Company, including the surviving entity of the Merged Guarantors;

        WHEREAS, pursuant to Section 4.06 of the Original Indenture, each of the Parent Guarantor and the Company shall cause each of its Subsidiaries that guarantees any Senior Debt of the Parent Guarantor or the Company after the Issue Date to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of the Original Indenture;

        WHEREAS, on April 10, 2007, the newly-formed Subsidiaries MCIL, CBC Holdco, Inc., a Colorado corporation, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company and Molson Coors Callco ULC, a Nova Scotia unlimited liability company, agreed to guarantee the obligations under the Credit Agreement dated as of March, 2, 2005 between the Parent Guarantor, the Company, Molson Canada 2005, Molson Inc., Molson Coors Canada Inc. and Coors Brewers Limited, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, and Bank of Montreal, as Canadian Administrative Agent, Issuing Bank and Swingline Lender;

        NOW, THEREFORE, in consideration of the above premises, each of MCIL, CBC Holdco, Inc., MCBC International Holdco, Inc., Molson Coors International General, ULC, Coors International Holdco, ULC, and Molson Coors Callco ULC are hereby added to the definition of "Subsidiary Guarantors" and hereby agree to guarantee payment of the Securities, on the same terms as and conditions as those set forth in Article 10 of the Original Indenture. In addition, Molson Coors Capital Finance ULC agrees to remain as a "Subsidiary Guarantor" under the Indenture after giving effect to the transfer of substantially all of its assets to one of the Merged Guarantors immediately prior to the Merger.

        This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        This Fourth Supplemental Indenture may be executed by one or more the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        In addition, Section 11.01 of the Original Indenture is amended as follows:

  The following language in Section 11.01:

  "if to the Trustee:

  Deutsche Bank Trust Company Americas
  60 Wall Street
  New York, NY 10005
  c/o DB Services New Jersey Inc.
  100 Plaza One - MS JCY 03-0603
  Jersey City, NJ 07311"

  is hereby replaced with:

  "if to the Trustee:

  Deutsche Bank Trust Company Americas
  c/o Deutsche Bank National Trust Company
  25 DeForest Avenue
  Second Floor, MS SUM01-0105
  Summit, NJ 07901
  Attn: Trust & Securities Services"

        IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS INTERNATIONAL L.P.
By:	Molson Coors International General, ULC Its General Partner
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President, Global Treasurer
CBC HOLDCO, INC.
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President
MCBC INTERNATIONAL HOLDCO, INC.
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President
MOLSON COORS INTERNATIONAL GENERAL, ULC
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
By:	/s/ LORI A. BALL Name: Lori A. Ball Title: Assistant Secretary

COORS INTERNATIONAL HOLDCO, ULC
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
By:	/s/ LORI A. BALL Name: Lori A. Ball Title: Assistant Secretary
MOLSON COORS CALLCO ULC
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
MOLSON COORS CAPITAL FINANCE ULC
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President and Chief Executive Officer
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
MOLSON COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President, Global Treasurer

COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer, Chief Corporate Finance Officer
COORS DISTRIBUTING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer
COORS GLOBAL PROPERTIES, INC.
By:	/s/ SAMUEL D. WALKER Name: Samuel D. Walker Title: Chairman
COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.
By:	Coors Global Properties, Inc. Its General Partner
By:	/s/ SAMUEL D. WALKER Name: Samuel D. Walker Title: Chairman

TRUSTEE
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	Deutsche Bank National Trust Company
By:	/s/ IRINA GOLOVASHCHUK Name: Irina Golovashchuk Title: Assistant Vice President
By:	/s/ DAVID CONTINO Name: David Contino Title: Assistant Vice President

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Exhibit 4.1